Exhibit 15

August 2, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Johnson Controls, Inc. Registration Statement Nos. 33-57685, 33-64703, 333-13525, 333-59594, 333-111192, 333-130714, 333-155802, 333-157502, 333-178148 and 333-179613 on Form S-3 and 33-30309, 33-31271, 333-10707, 333-66073, 333-41564, 333-141578, 333-117898 and 333-173326 on Form S-8.

Commissioners:

We are aware that our report dated August 2, 2012 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) as of and for the three-month and nine-month periods ended June 30, 2012 and 2011 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2012 is incorporated by reference in the above referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin